Exhibit 99.1

BWXT Announces Amendment to Credit Agreement

(LYNCHBURG, Va. – March 25, 2020) – BWX Technologies, Inc. (NYSE: BWXT) (“BWXT”) announced today that it has entered into an amendment to its May 24, 2018 credit agreement with Wells Fargo Bank, N.A. and other lenders that increases its borrowing capacity while delivering lower rates for the company.

The amendment announced today provides, among other things, additional commitments to increase the Revolving Credit Facility (“the Facility”) from $500 million to $750 million, extends the maturity date of the Facility by approximately two years to March 24, 2025, modifies the applicable margin for borrowings under the Facility and modifies the commitment fee on the unused portion of the Facility.

“Securing this amendment to our credit facility is an important step for BWXT, and we appreciate our banks working closely with us to deliver the additional commitments in spite of challenges in the current market environment,” said David Black, senior vice president and chief financial officer. “This amended credit facility gives us increased borrowing capacity and an extended debt maturity profile with an overall reduction in rates that will continue to provide balance sheet flexibility while allowing us to fund capital investments and future growth opportunities.”

Except as amended by the amendment, the remaining terms of the Facility remain in full force and effect. Additional detail is available in our Form 8K filed with the SEC today.

Forward Looking Statements

BWXT cautions that this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the use of proceeds. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally. If one or more of these or other risks materialize, actual results may vary materially from those expected. For a more complete discussion of other risk factors, see BWXT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Va., BWXT provides safe and effective nuclear solutions for national security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,600 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXTech and learn more at www.bwxt.com.

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